Exhibit 99.1

FOR IMMEDIATE RELEASE

August 7, 2012

THE WALT DISNEY COMPANY REPORTS

THIRD QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its third fiscal quarter and nine months ended June 30, 2012. Diluted earnings per share (EPS) for the third quarter increased 31% to $1.01 from $0.77 in the prior-year quarter. Diluted EPS for the nine-months ended June 30, 2012 was $2.44 compared to $1.93 in the prior-year period.

“We had a phenomenal third quarter, delivering the largest quarterly earnings in the history of our company,” said Robert A. Iger, Chairman and CEO of The Walt Disney Company. “Earnings per share were up 31% over last year, driven by growth in every one of our businesses. We also delivered record earnings per share for the first nine months of our fiscal year, and we believe our results clearly demonstrate Disney’s unique value proposition and great potential to deliver long-term growth.”

The following table summarizes the third quarter and nine-month results for fiscal 2012 and 2011 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Revenues	$11,088	$10,675	4%	$31,496	$30,468	3%
Segment operating income (1)	$3,236	$2,731	18%	$7,625	$6,712	14%
Net income (2)	$1,831	$1,476	24%	$4,438	$3,720	19%
Diluted EPS (2)	$1.01	$0.77	31%	$2.44	$1.93	26%
Cash provided by operations	$2,885	$1,822	58%	$6,431	$4,890	32%
Free cash flow (1)	$2,145	$1,106	94%	$3,580	$2,329	54%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current quarter includes restructuring and impairment charges totaling $7 million, which had no net impact on EPS, while the prior-year quarter included restructuring and impairment charges totaling $34 million, which had a negative impact of $0.01 on EPS. Excluding these charges, EPS for the quarter increased 29% to $1.01 from $0.78 in the prior-year quarter.

EPS for the current nine-month period included a $184 million non-cash gain recorded in connection with the acquisition of a controlling interest in UTV Software Communication Limited (UTV) and $51 million of restructuring and impairment charges. On an after-tax basis, these items benefitted EPS by $0.05. The UTV gain was recorded in “Other Income” in the Consolidated Statements of Income.

EPS for the prior-year nine months included $75 million of gains from the sales of Miramax and BASS and $46 million of restructuring and impairment charges. On an after-tax basis, these items had a negative impact on EPS of $0.02. Excluding these and the current-year items discussed in the prior paragraph, EPS for the nine-month period increased 23% to $2.39 from $1.95 in the prior-year period.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-month segment operating results for fiscal 2012 and 2011 (in millions):

	Quarter Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Revenues:
Media Networks	$5,084	$4,949	3%	$14,555	$13,916	5%
Parks and Resorts	3,441	3,170	9%	9,495	8,668	10%
Studio Entertainment	1,625	1,620	—%	4,423	4,892	(10)%
Consumer Products	742	685	8%	2,369	2,233	6%
Interactive	196	251	(22)%	654	759	(14)%

	$11,088	$10,675	4%	$31,496	$30,468	3%

Segment operating income (loss):
Media Networks	$2,126	$2,094	2%	$5,048	$4,684	8%
Parks and Resorts	630	519	21%	1,405	1,132	24%
Studio Entertainment	313	49	>100%	642	501	28%
Consumer Products	209	155	35%	670	609	10%
Interactive	(42)	(86)	51%	(140)	(214)	35%

	$3,236	$2,731	18%	$7,625	$6,712	14%

Media Networks

Media Networks revenues for the quarter increased 3% to $5.1 billion and segment operating income increased 2% to $2.1 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Revenues:
Cable Networks	$3,610	$3,516	3%	$10,086	$9,410	7%
Broadcasting	1,474	1,433	3%	4,469	4,506	(1)%

	$5,084	$4,949	3%	$14,555	$13,916	5%

Segment operating income:
Cable Networks	$1,858	$1,844	1%	$4,325	$3,972	9%
Broadcasting	268	250	7%	723	712	2%

	$2,126	$2,094	2%	$5,048	$4,684	8%

Cable Networks

Operating income at Cable Networks increased $14 million to $1.9 billion for the quarter due to growth at the domestic Disney Channels and ABC Family, partially offset by a decrease at ESPN. Higher operating income at the domestic Disney Channels was due to increased affiliate revenue from contractual rate increases, while the increase at ABC Family reflected lower marketing and sales costs due to fewer series premieres. The decrease at ESPN was driven by lower recognition of deferred affiliate fees related to annual programming commitments. However, the benefits of contractual rate increases and subscriber growth on affiliate fees along with higher advertising revenue more than offset increased programming and production costs at ESPN. Advertising revenue growth at ESPN was driven by higher rates, increased units sold and improved ratings, including the benefit of a shift in the timing of NBA games due to the NBA lockout. The decrease in deferred affiliate fee recognition was due to a change in contractual provisions related to annual programming commitments in an affiliate contract, which shifted the recognition of $139 million of affiliate revenue to the first and second quarter of the current year as compared to the third quarter of the prior year. Higher programming and production costs were due to the shift in the timing of NBA games and higher contractual rates for NBA and Major League Baseball programming.

Broadcasting

Operating income at Broadcasting increased $18 million to $268 million due to higher affiliate and royalty revenue and lower programming and production costs, partially offset by lower Network advertising revenues. Advertising revenues at the Network decreased modestly as lower ratings were partially offset by higher rates.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 9% to $3.4 billion and segment operating income increased 21% to $630 million. Results for the quarter were driven by increases at Tokyo Disney Resort, Disney Cruise Line and the domestic parks and resorts.

The increase at Tokyo Disney Resort reflected the loss of income from the March 2011 earthquake and tsunami in Japan, which resulted in a temporary suspension of operations and a reduction in volume after reopening in the prior-year quarter, and the collection of related business interruption insurance proceeds in the current-year quarter.

Operating income growth at Disney Cruise Line was due to the first full quarter of operations of the Disney Fantasy.

Higher operating income at the domestic parks and resorts was primarily due to increased guest spending at both Walt Disney World Resort and Disneyland Resort and attendance growth at Disneyland Resort, partially offset by higher costs. Increased guest spending reflected higher average ticket prices, food, beverage and merchandise spending, and daily hotel room rates. Higher costs were driven by labor cost inflation, resort expansion and new guest offerings, and increased investments in systems infrastructure at Walt Disney World Resort.

Studio Entertainment

Studio Entertainment revenues were essentially flat at $1.6 billion and segment operating income increased $264 million to $313 million. Higher operating income was primarily due to increases in worldwide theatrical results and worldwide television distribution, partially offset by a decrease in worldwide home entertainment.

Higher worldwide theatrical results reflected the performance of the current quarter releases including Marvel’s The Avengers and Brave compared to Pirates of the Caribbean: On Stranger Tides and Cars 2 in the prior-year quarter. The increase in worldwide television was driven by higher sales in international markets due to stronger performing titles available in the current quarter.

The decrease in worldwide home entertainment was primarily due to a decline in unit sales in the current quarter. Significant current quarter titles included John Carter and The Muppets while the prior-year quarter included Tron: Legacy, Tangled and Gnomeo & Juliet.

Consumer Products

Consumer Products revenues increased 8% to $742 million and segment operating income increased 35% to $209 million. Higher operating income was primarily due to increases at Merchandise Licensing and at our retail business.

The increase at Merchandise Licensing was driven by lower revenue share with the Studio Entertainment segment and higher licensing revenue in Japan as a result of the impact of the earthquake and tsunami in the prior year. Lower revenue share with Studio Entertainment in the current-year quarter reflected a higher mix of revenues from properties subject to the revenue share in the prior-year quarter driven by sales of Cars merchandise.

At our retail business, higher operating income was driven by new stores in North America and Europe and higher online sales.

Interactive

Interactive revenue for the quarter decreased 22% to $196 million and segment operating results improved from a loss of $86 million in the prior-year quarter to a loss of $42 million in the current quarter. Operating results were driven by improved performance from our games and online businesses.

Improved results from our games business were driven by an increase at social games due to lower acquisition accounting impacts, which had an adverse impact on the prior-year quarter, and improved title performance in the current quarter. Console game results for the current quarter were comparable to the prior-year quarter as lower sales volume was offset by minimum guarantee recognition and lower marketing and product development costs. Lower sales volume reflected fewer significant titles in release in the current year and the strong prior year performance of Cars 2 and Lego Pirates of the Caribbean compared to Brave in the current quarter. Lower product development costs reflected our ongoing shift from console games to social and other interactive platforms.

Online results reflected higher cost allocations to other company businesses related to website design and maintenance.

OTHER FINANCIAL INFORMATION

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	June 30, 2012	July 2, 2011
Interest expense	$(115)	$(113)
Interest and investment income	22	25

Net interest expense	$(93)	$(88)

Interest expense for the quarter was essentially flat as the impact of higher average debt balances was largely offset by lower effective interest rates.

Income Taxes

The effective income tax rate for the current quarter decreased to 32.8% compared to 33.7% in the prior-year quarter primarily due to an increase in earnings from foreign operations subject to tax at rates lower than the federal statutory income tax rate.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	June 30, 2012	July 2, 2011	Change
Cash provided by operations	$6,431	$4,890	$1,541
Investments in parks, resorts and other property	(2,851)	(2,561)	(290)

Free cash flow (1)	$3,580	$2,329	$1,251

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operations increased 32% to $6.4 billion for the current nine month period compared to $4.9 billion in the prior-year nine month period. The increase was due to higher segment operating results, the timing of receivable collections, and lower pension contributions, partially offset by higher income tax payments.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	June 30, 2012	July 2, 2011
Media Networks
Cable Networks	$88	$79
Broadcasting	42	86

Total Media Networks	130	165

Parks and Resorts
Domestic	1,840	1,799
International	459	270

Total Parks and Resorts	2,299	2,069

Studio Entertainment	49	86
Consumer Products	46	63
Interactive	16	16
Corporate	311	162

Total investments in parks, resorts and other property	$2,851	$2,561

Capital expenditures increased from $2.6 billion to $2.9 billion driven by an increase at Parks and Resorts due to resort expansion and new guest offerings at Walt Disney World Resort and Disneyland Paris and construction costs at Shanghai Disney Resort, and an increase at Corporate driven by investments in facilities and information technology infrastructure.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	June 30, 2012	July 2, 2011
Media Networks
Cable Networks	$107	$99
Broadcasting	74	76

Total Media Networks	181	175

Parks and Resorts
Domestic	689	628
International	234	241

Total Parks and Resorts	923	869

Studio Entertainment	42	42
Consumer Products	41	36
Interactive	12	12
Corporate	141	111

Total depreciation expense	$1,340	$1,245

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	June 30, 2012	October 1, 2011	Change
Current portion of borrowings	$2,569	$3,055	$(486)
Long-term borrowings	12,454	10,922	1,532

Total borrowings	15,023	13,977	1,046
Less: cash and cash equivalents	(4,374)	(3,185)	(1,189)

Net borrowings (1)	$10,649	$10,792	$(143)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $1,956 million and $2,311 million attributable to our consolidated international theme parks as of June 30, 2012 and October 1, 2011, respectively. Cash and cash equivalents attributable to our consolidated international theme parks totaled $532 million and $778 million as of June 30, 2012 and October 1, 2011, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Diluted EPS as reported	$1.01	$0.77	31%	$2.44	$1.93	26%
Exclude:
Restructuring and impairment charges (1)	—	0.01	nm	0.02	—	nm
Other income (2)	—	—		(0.06)	0.02	nm

Diluted EPS excluding certain items (3)	$1.01	$0.78	29%	$2.39	$1.95	23%

(1)

Restructuring and impairment charges for the current quarter and nine months were $7 million and $51 million, respectively, primarily for severance and other related costs. Restructuring and impairment charges for the prior-year quarter and nine months were $34 million and $46 million, respectively, primarily for severance and facilities costs. The nine months also included an impairment charge related to the sale of assets. The impairment charge included assets that had tax basis significantly in excess of the book value and resulted in a $44 million tax benefit on the restructuring and impairment charges.

(2)

Other income for the current nine-months consists of the UTV Gain ($184 million). Other income for the prior-year nine months consists of gains on the sales of Miramax and BASS ($75 million). The tax effect on these gains exceeded the pretax benefit and resulted in a $32 million after tax loss.

(3)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Segment operating income	$3,236	$2,731	$7,625	$6,712
Corporate and unallocated shared expenses	(107)	(101)	(334)	(335)
Restructuring and impairment charges	(7)	(34)	(51)	(46)
Other income	—	—	184	75
Net interest expense	(93)	(88)	(278)	(266)

Income before income taxes	3,029	2,508	7,146	6,140
Income taxes	(993)	(845)	(2,363)	(2,133)

Net income	$2,036	$1,663	$4,783	$4,007

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, August 7, 2012, at 5:00 PM EDT/2:00 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 14, 2012 at 7:00 PM EDT/4:00 PM PDT.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2011 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Revenues	$11,088	$10,675	$31,496	$30,468

Costs and expenses	(8,128)	(8,229)	(24,657)	(24,554)

Restructuring and impairment charges	(7)	(34)	(51)	(46)

Other income	—	—	184	75

Net interest expense	(93)	(88)	(278)	(266)

Equity in the income of investees	169	184	452	463

Income before income taxes	3,029	2,508	7,146	6,140

Income taxes	(993)	(845)	(2,363)	(2,133)

Net income	2,036	1,663	4,783	4,007

Less: Net income attributable to noncontrolling interests	(205)	(187)	(345)	(287)

Net income attributable to The Walt Disney Company (Disney)	$1,831	$1,476	$4,438	$3,720

Earnings per share attributable to Disney:
Diluted	$1.01	$0.77	$2.44	$1.93

Basic	$1.02	$0.78	$2.47	$1.97

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,812	1,912	1,818	1,924

Basic	1,791	1,883	1,794	1,891

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	June 30, 2012	October 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$4,374	$3,185
Receivables	5,951	6,182
Inventories	1,485	1,595
Television costs	721	674
Deferred income taxes	1,482	1,487
Other current assets	741	634

Total current assets	14,754	13,757

Film and television costs	4,396	4,357
Investments	2,397	2,435
Parks, resorts and other property, at cost
Attractions, buildings and equipment	37,624	35,515
Accumulated depreciation	(20,254)	(19,572)

	17,370	15,943
Projects in progress	2,413	2,625
Land	1,161	1,127

Total parks, resorts and other property, at cost	20,944	19,695

Intangible assets, net	5,069	5,121
Goodwill	25,044	24,145
Other assets	2,687	2,614

	$75,291	$72,124

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,516	$6,362
Current portion of borrowings	2,569	3,055
Unearned royalties and other advances	3,032	2,671

Total current liabilities	11,117	12,088

Borrowings	12,454	10,922
Deferred income taxes	3,150	2,866
Other long-term liabilities	6,497	6,795
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares, Issued – 2.8 billion shares	31,427	30,296
Retained earnings	41,720	38,375
Accumulated other comprehensive loss	(2,443)	(2,630)

	70,704	66,041
Treasury stock, at cost, 991.1 million shares at June 30, 2012 and 937.8 million shares at October 1, 2011	(30,698)	(28,656)

Total Disney Shareholders’ equity	40,006	37,385
Noncontrolling interests	2,067	2,068

Total equity	42,073	39,453

	$75,291	$72,124

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Nine Months Ended
	June 30, 2012	July 2, 2011
OPERATING ACTIVITIES
Net income	$4,783	$4,007
Depreciation and amortization	1,495	1,379
Gains on dispositions	(184)	(75)
Deferred income taxes	153	207
Equity in the income of investees	(452)	(463)
Cash distributions received from equity investees	501	463
Net change in film and television costs	(185)	216
Equity-based compensation	311	310
Other	200	14
Changes in operating assets and liabilities:
Receivables	236	(532)
Inventories	76	(105)
Other assets	(77)	59
Accounts payable and other accrued liabilities	(462)	(839)
Income taxes	36	249

Cash provided by operations	6,431	4,890

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,851)	(2,561)
Proceeds from dispositions	15	564
Acquisitions	(737)	(172)
Other	103	2

Cash used in investing activities	(3,470)	(2,167)

FINANCING ACTIVITIES
Commercial paper borrowings, net	(558)	620
Borrowings	3,251	500
Reduction of borrowings	(1,672)	(308)
Dividends	(1,076)	(756)
Repurchases of common stock	(2,042)	(3,029)
Proceeds from exercise of stock options	844	1,101
Other	(427)	(160)

Cash used in financing activities	(1,680)	(2,032)

Impact of exchange rates on cash and cash equivalents	(92)	106

Increase in cash and cash equivalents	1,189	797
Cash and cash equivalents, beginning of period	3,185	2,722

Cash and cash equivalents, end of period	$4,374	$3,519